PROSPECTUS SUPPLEMENT dated November 25, 2003 (to Prospectus dated August 19, 2003)	Rule 424(b)(3) File No. 333-107207

J.P. MORGAN CHASE & CO.

Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated August 19, 2003 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus")

ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the "3.625% Notes Due 2008" to reflect the issuance of the Company Senior Securities described below following the date of the Prospectus:

4.50% Notes due 2010
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$750,000,000 November 15, 2010 May 15 and November 15 May 1 and November 1 November 7, 2003

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the Company's outstanding Senior Medium-Term Notes, Series C to reflect the issuance, following the date of the Prospectus, of the Company Senior Securities described below:

Additional Senior Medium-Term Notes, Series C

We have issued $150,000,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the "Series C Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series C Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption dates, if any.

The interest rate bases or formulas applicable to Series C Notes that bear interest at floating rates are indicated in the table below. The Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series C Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

September 12, 2003	$ 100,000,000	September 12, 2006	LIBOR Telerate reset quarterly plus 0.15%

September 29, 2003	$ 50,000,000	September 29, 2006	LIBOR Telerate reset quarterly plus 0.15%

The following is a new section to be added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the Company's outstanding Senior Medium-Term Notes, Series C to reflect the issuance, following the date of the Prospectus, of the Company Senior Securities described below:

JPMorgan Chase Senior Notes, Series D

We have issued $20,639,000 aggregate principal amount of our JPMorgan Chase Senior Notes, Series D (the "Series D Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series D Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption dates, if any.

The interest rate bases or formulas applicable to Series D Notes that bear interest at floating rates are indicated in the table below. The Series D Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series D Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.
If indicated below, Series D Notes contain a provision that requires us, upon request by the authorized representative of the beneficial owner of the notes, to repay those notes prior to their stated maturity following the death of the beneficial owner of the notes (Survivor Option). Such notes must have been acquired by the deceased beneficial owner at least six months prior to the date of the request. The right to exercise this option will be subject to the following limits, in our sole discretion: total exercises of $2,000,000 or 2% of the then outstanding notes by all holders of all JPMorgan Chase Notes, without regard to series, in any calendar year; and individual exercises of $250,000 by any holder of JPMorgan Chase Notes, without regard to series, in any calendar year.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

November 18, 2003	$ 17,577,000	November 15, 2008	4%; redeemable beginning November 15, 2004, and the 15th of every month thereafter

November 25, 2003	$ 3,062,000	November 15, 2007	3%

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is a new section to be added to the section of the Prospectus entitled " Company Debt Securities - Company Subordinated Securities" following the summary terms of the Company's outstanding Subordinated Medium-Term Notes, Series A to reflect the issuance, following the date of the Prospectus, of the Company Subordinated Securities described below:

JPMorgan Chase Subordinated Notes, Series B

We have issued $13,251,000 aggregate principal amount of our JPMorgan Chase Subordinated Notes, Series B (the "Series B Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series B Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption dates, if any.

The interest rate bases or formulas applicable to Series B Notes that bear interest at floating rates are indicated in the table below. The Series B Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series B Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

November 18, 2003	$ 6,127,000	November 15, 2013	5%; redeemable beginning November 15, 2005, and the 15th of every month thereafter

November 18, 2003	$ 1,142,000	November 15, 2028	5.75%; redeemable beginning November 15, 2008, and the 15th of every month thereafter

November 18, 2003	$ 2,285,000	November 15, 2018	5.50%; redeemable beginning November 15, 2005, and the 15th of every month thereafter

November 25, 2003	$ 1,785,000	November 15, 2013	4.75%

November 25, 2003	$ 1,912,000	November 15, 2033	5.75%; redeemable beginning November 15, 2008, and the 15th of every month thereafter